Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
of Skystar Bio-Pharmaceutical Company:

We hereby consent to the incorporation by reference in the Registration Statement to be filed by Skystar Bio-Pharmaceutical Company (f/k/a The Cyber Group Network Corporation and hereinafter the “Company”) on Form S-8 of our report, dated July 14, 2005, on the consolidated balance sheet of Skystar Bio-Pharmaceutical (Cayman) Holdings Co. as of December 31, 2004 and 2003 and the related consolidated statements of operations, stockholders equity and cash flows for each of the two years in the period ended December 31, 2004, which report appears in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 14, 2005.

/s/ GC Alliance Limited

GC ALLIANCE LIMITED Certified Public Accountants Hong Kong February 23, 2006